Exhibit 99.2

Where Food Comes From, Inc.

2021 Third Quarter Conference Call

Call date: Thursday November 4, 2021

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2021 third quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders and CFO Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders – Chief Executive Officer

Good morning and thanks for joining the call today.

This morning we released our third quarter financial results before the market opened. Those results reflect a continuation of the normalization of our industry that we first began to see in the second quarter.

Specifically, customers for our pork, poultry, egg and diary verification services continued to open their facilities to third party visitation, which was severely curtailed in 2020 due to the pandemic. We’re still not back to pre-pandemic levels but we’re getting there.

The resumption of these delayed audits contributed to an increase in revenue in the quarter – although because these audit categories are typically less profitable than our beef audits, the margin pressure we experienced in the second quarter carried into the third quarter. The good news is, our bottom line was much improved on a year over year basis, and we think we’re well positioned to sustain our revenue growth and profit momentum going forward.

To the numbers:

Revenue in the third quarter and nine-month period increased 6% and 11%, respectively, on a year over year basis.

Net income in Q3 grew 19% to $900,000, or 14 cents per share, compared to net income of $700,000, or 12 cents per share, in the same quarter last year.

Net income through nine months grew 164% to $2.2 million from $800,000, although you’ll recall that approximately $1.0 million of the $2.2 million profit resulted from forgiveness of our PPP loan in the first quarter of this year. Not counting the impact of PPP loan forgiveness, net income was still up double digits.

EPS year to date was 36 cents, up from 13 cents

As I mentioned earlier, gross margins have been impacted by the resumption of lower-margin verification activity and, to a lesser extent, the accrual of performance bonuses that we suspended a year ago when revenue was under pressure during the height of the pandemic. In addition, we have made several new hires in the areas of sales and personnel management that contributed to higher costs year over year. Despite this, our SG&A line actually decreased slightly in Q3 and was lower by approximately $111,000 in the year-to-date period as we continued to look for ways to operate more efficiently.

Adjusted EBITDA in Q3 increased 18% to $1.5 million while our nine-month adjusted EBITDA was 20% higher year over year at $2.4 million.

We generated $3.0 million in net cash from operations year to date – a 39% increase from $2.2 million a year ago.

Working capital increased 15% to $5.0 million from $4.4 million.

Our cash and cash equivalents balance grew to $5.6 million from $4.4 million at 2020 year-end despite the fact that we paid out more than $900,000 in the form of a one-time special dividend to our stockholders in the third quarter. We also continued to repurchase shares under our share buyback program in the quarter, and year-to-date have taken 50,000 shares off the market at a cost of more than $700,000.

These efforts to return value to stockholders underscore the confidence we have in our business, both now and into the future. The steady emergence from pandemic restrictions, combined with continued momentum in our beef business – driven in part by growing popularity of our CARE Certified offering – have strengthened our industry leadership position while positioning us to extend our track record of revenue and profit growth, and strong cash generation.

Switching gears, I want to say a few words about our up-listing to Nasdaq that occurred in April of this year. You’ll recall that up-listing was intended to raise our profile in the investment community and make us eligible for investment by funds that are prohibited from buying shares of companies that are not traded on a major exchange. Following the up-listing, we experienced a significant increase in interest from this new class of investor with the total number of institutions up several fold over the last six months. Among our new investors are the Vanguard Total Stock Market Index Fund, the iShares Microcap ETF, the Fidelity Microcap Index Fund, Blackrock and several others.

In closing, I want to again thank Where Food Comes From employees at all levels of our business for the outstanding effort they put forth each and every day. Our employees are the backbone of our business and deserve enormous credit for the positive results Where Food Comes From has been able to deliver over the years. I also want to thank our customers and shareholders for their continued confidence and support.

And with that, I’ll open the call to questions. Operator…

Question and Answer Session:

Question 1: Eddie Reilly with EF Hutton

Hi, guys. Thanks for taking my question. I was just wondering if you could shed some more light on what you’re seeing from the rebound in the pork, poultry, dairy and egg verification services. Is there any seasonality typically in these audits?

John Saunders

Yes, that’s a good question, Eddie. We do see some seasonality in those audits. The biggest factor that we’ve been dealing with over the last – through the pandemic - is really how we’re going to continue to make sure that we keep up with those audits as they become available. Most of those facilities are contained. So it was very difficult to get our third-party auditors on site. So it’s more of a delay that we’ve been dealing with. Most of those are confined operations. So we really don’t see the same type of yearly cyclical behavior where we’re outside on our beef audits and other species that are not contained in facilities. So we probably won’t see that as much. It’s more just in those areas where we continue to see less restrictions about sending third-party people on site, but it really shouldn’t have too much impact on the timing of the year.

Eddie Reilly

Got you. Okay, great. And have you guys worked with any of the certifications to maybe try and gain access better to those types of audits lately? Or is that something that I’m trying to get in?

John Saunders

Yes, I’ll let Leann answer the bulk of that question, but we are in constant communication and trying to get that done, but go ahead, Leann.

Leann Saunders

Yes, so that was – as soon as the pandemic hit and we had restrictions going on site, our teams began working with the different standard setting bodies if they weren’t our own standards to work with them to develop the ability to do remote audits. And some of those auditing schemes take a long time to work through. So, as John mentioned, that then pushed back those cycles, maybe six months to seven months before we could get some of those things in place. But yes, we did immediately begin working with all those bodies.

Eddie Reilly

Okay, great. And just on the CARE program side, how many farms have you been able to sign on in the quarter?

John Saunders

I’ll get the specifics back to you, but I know that we’re over 500 approved ranches today. So at the same time last year, we were at just under a 100. So whatever that would be, we’ve increased four times, five times where we were last year at the same time.

Eddie Reilly

Awesome. That’s great. I think that just about does it for me. Thank you, guys. Appreciate it. Congrats, John.

John Saunders

Thanks, Eddie.

Question 2: Chris Brown, Private Investor

Thank you. I have two questions, actually. My first one, there has been a lot of discussion in the news about climate change, et cetera, and I know beef production in particular has been mentioned. How do you guys look at that? And have you seen any impact of that? And how are you going to deal with it as you think about it from a corporate perspective?

John Saunders

Yes. Well, that’s a great question, Chris. And that really was a big part of the impetus for us launching the CARE program. We saw and felt a lot of that pressure specifically on beef and being targeted as one of the large culprits related to climate change. And if you look and I’m sure you’ve done the research, if you look at a lot of the current data that’s coming out, even from individuals as high as Secretary Vilsack, that the current administration and I think across the board looks at agriculture and specifically cattle ranching and carbon sequestration associated with cattle ranching are one of the big opportunities to combat the climate issue that we’re dealing with. So we feel very fortunate. In fact, it’s probably one of the most important key parts of our strategy right now to be working within the beef supply infrastructure to not only quantify, but to verify, and then to be able to communicate to the customers to those consuming those beef products, the nature of how much positive impact those beef producers are having on the environment. So it’s a great question and it really is one of our critical control points that we’re looking at moving forward of our successful – again launch of CARE and how we’re taking that to a much broader community.

Chris Brown

Great. So hopefully, it’s a wind at the back instead of a wind in your face.

John Saunders

Yes, very much so. And we’ve been preparing for it for quite a while.

Chris Brown

Good. Okay. So my second question is a little bit broader. As you look at kind of the one to three year timeframe for your overall business, what parts of the business will most of the growth come from? Just – and not necessarily in like kind of a zero to one year timeframe, kind of a one to three year, where do you see your growth coming from most of it?

John Saunders

Yes, another great question. Just kind of go back to the beef portion of our business. Today, beef represents a little bit in excess of 60% of our overall business. So, all of the other species that we work within pork and dairy and poultry, almonds, wine combined don’t necessarily equal the opportunity that we see in beef. A lot of that is because of the climate change pressure that the beef industry is experiencing. Another area is alternative meats and the pressure that they’re specifically putting on beef and really targeting beef whether it’s beyond burger or others that are looking at replacing beef as a primary protein source. So long and short when you combine that with the continued pressure that China, which continues to take more and more of our beef product, our real strong focus over the next definitely one to three years is beef specifically and the opportunity for us to grow that.

One thing related to our financials that maybe hasn’t been as clearly explained is that our hardware revenue, which is the second largest category of revenue. Our radio identified radio frequency tags that goes specifically just in cattle. So when you look at the hardware category of our revenue that is entirely a beef category. We don’t put identification tags in other species, just in cattle. For a lot of different reasons that I won’t get into right now, but that is the majority of that business. So when you look at that combined with the revenue associated with the verification, with the audits that we’re doing beef is far and away our biggest protein category that we work with. It’s also the one that I think is most targeted right now for several reasons that I just mentioned.

So one to three years, we’re really going to focus heavily on the beef industry and driving our CARE program and the sustainability message across all of those supply chains. Some of which I’ve talked about in the past, like Costco, McDonalds, Walmart, all of those major retailers and brands are trying to address this issue as well. So we see CARE and we see our certification and the supply chains that we work with really being a big part of how they’re going to be able to answer those questions, so beef, beef, beef.

Chris Brown

Thank you very much guys. Appreciate your time today.

John Saunders

You bet.

Question 3: Raphi Savitz with RYS Advisors

Hi, guys. How many – and you may have answered this already, and I apologize. But how many ranches you guys have on the beef side? And how many of those are currently utilizing your tags?

John Saunders

Yes, we work with over 15,000 farms and ranchers. And again, as I just mentioned, over half of those are specifically beef. So the number is probably close to 8,000 to 9,000.

Raphi Savitz

And how many of those are utilizing your tags? I guess I’m trying to get a sense of – have you already fairly penetrated your auditing base? Or is that very underpenetrated at this point?

John Saunders

No, that’s a good question. So each one of them are required to use our radio frequency tags, so that’s kind of the foundational level of our verification that we have to source verify the cattle. The verification opportunity then builds from that. So we have additional programs that go from natural to non-hormone all the way up through organic and non-GMOs. So what we’re doing within those 8,000 to 9,000 ranches that are specifically beef focused is migrating them from just a source verification to additional higher level verification. So, we’re selling them up and we’re bundling those opportunities. So another way to think about it is that 8,000 of our ranches are doing at a minimum source verification where they’re putting in the tags and probably I would say maybe 2,000 of them are doing higher level verification. So we have a lot of run room, a lot of growth opportunity just within those producers to continue to sell them more services, but at a minimum, they’re all buying our identification tags.

Raphi Savitz

Got it. Okay. And I guess in terms of the – kind of the 6% growth you guys saw on kind of the auditing side this quarter, I mean do you think that’s kind of in line with industry growth or kind of above or below that?

John Saunders

I would say that is the industry growth. That is what we saw and we’re the vast majority of that. So I think it’s – they’re almost one in the same. There was a couple factors this quarter I think to look at. One is the third quarter of last year was exceptionally good. So when we were 3, 4, 5 months into the pandemic, I don’t know if you remember this Raphi, but we had a lot of conversations about how our beef producers were very, very strong and they continued to verify and stick with their programs, even in the face of the pressure that we were seeing. So I think that’s one thing that you need to consider this quarter of this year is that we’re reflecting against a very, very good quarter that was phenomenal at the time last year.

I also think there’s some concerns as we’ve seen just with some of these new variants that we don’t know coming into the winter months, what that’s going to mean related to just retail pressure and are – I’m sure you’re seeing the same things that we’re seeing about products not being in grocery stores. So, we’re getting back into a little hesitancy that we saw last year not really knowing what’s going to happen in the next couple months. So I think that’s also part of the reason that we didn’t necessarily see the same growth this quarter that we saw last year that people are just still concerned. So we’re going through that, but all in all it couldn’t have been much better quarter for us as we looked at again demand from our international customers. And then just to go back to the original questions that we got that the beef industry really sees a lot of pressure right now, but it also sees a lot of opportunity and we think we’re a critical part of that. So I’m very pleased with the third quarter. We’ll see over the next couple quarters if we have more of that pressure – sorry go ahead.

Raphi Savitz

Thank you. I was on the site today or yesterday and I saw kind of some new marketing collateral for the SureHarvest products. And I guess I’d love to just get an update on kind of what your thoughts are on kind of the software opportunity for you guys, both kind of in SureHarvest existing markets and then what’s the larger software opportunity for Where Food Comes From?

John Saunders

Yes, again a great question. We’ve put a lot of emphasis on our Beef Passport product, which again is obviously a big part of our beef offering. The other area that’s been really, really encouraging and Leann mentioned it a little bit earlier. One of the – probably the most prominent standard setting body that we work with that we’ve been communicating with is the National Organics Program, so the USDA organic. And as I’ve mentioned, I think a couple times I think you were on Raphi, we’ve been working on a platform called SOW organic, which is a way to digitize the organic platform in the OSP related to it. So we’ve spent the last two years really perfecting that product. And as you may have seen through your research, we also rebranded our Where Food Comes From Organic system, which SureHarvest provides all of the technology related to how we’re digitizing that platform.

So I’m really excited about what’s going to happen within NOP and organic over the next 12 to 24 months and SureHarvest is a big part of that. One thing that we’ve changed a little bit and I think I’ve mentioned this on a previous call is we’re really focusing our software solutions on internal customer development. SureHarvest is servicing Where Food Comes From Organic as opposed to other potential certification bodies which is something that we’ve really spent a lot of time creating. And then as we look forward and we’re really trying to understand the retail market related to organic, which I’m sure you’ve seen is literally exploding around the world as a certification opportunity and really a program. We’re offering what we call sustainability dashboards to large retailers and large food companies that are trying to really understand their supply.

We rarely work with a customer that does 100% of their supply in a verified mode, so there’s a portion of their product that is going through these intensified supply chains. And for them to be able to know exactly what’s going on within their supplies structure at any time is very critical. And more importantly or as importantly for us, it makes us very sticky with those large brands to have that information and to be such a critical part of how they’re really answering the same consumer questions that that I think everybody is seeing right now. Just wanting to understand more about their food, where it comes from, the values of the people that produced it. So we’re – we see ourselves really being able to offer a new service in a very, very beneficial service to these large food companies that really haven’t had access to that information in the past.

Raphi Savitz

Perfect. Thank you.

Question 4: Eddie Reilly with EF Hutton

Hi guys. Just one more from me. Regarding the legislation around the USDA requirement for RFID tags where cattle moved interstate. I know there is some pushback earlier this year about that, but this seems like a matter of when, not if this will happen. And I was wondering if you see that as more of an opportunity or a threat in terms of more competitors offering RFID tags. And just kind of want your general thoughts on that.

John Saunders

Yes, yes. That continues to be a big issue for us. And I would say that in short, it’s a big opportunity for us. Interstate commerce related to cattle, there – cattle are traveling across state lines every day. And so our ability to work with state veterinarians to address that interstate commerce part of the equation is really critical. We – there are times when it’s difficult to know exactly how it’s all going to play out, but we’re very confident that the producers that we work with and then our relationship with not only the feedyards and the packers, but then again the state vets, the ones that are in charge of the animal health issues really puts us in a unique spot. So we’re encouraged by that ruling. It’s not a compulsory program at this point, so it’s kind of on a state by state basis. So as it’s rolling out, it’s hard for us to really predict what that’s going to look like. But again, we feel pretty confident that it’s going to be a pretty big plus for us.

Eddie Reilly

Okay, great. Thank you.

Thank you. At this time, I’ll turn the call back over to John Saunders for closing remarks.

John Saunders

Thanks again. We’ll look forward to talking to you at the end of the year. Everybody have a great holiday season.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.